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                                                                   EXHIBIT 23.1





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-109927 of Alaska Communications Systems Holdings, Inc. on Form S-4 of our report dated February 20, 2003 (August 5, 2003 as to Notes 15 and 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS), incorporated by reference in the Annual Report on Form 10-K/A of Alaska Communications Systems Holdings, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP


Portland, Oregon
January 19, 2004